EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports for the Outlook Today Fund, Outlook 2010 Fund, Outlook 2020 Fund, Outlook 2030 Fund and Outlook 2040 Fund, five Funds of Wells Fargo Funds Trust, dated April 13, 2005, incorporated herein by reference, and to the references to our firm under the headings, “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

KPMG LLP

Philadelphia, PA

July 1, 2005